Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-82368




                              Prospectus Supplement
                               Dated July 8, 2002

         The Prospectus dated May 15, 2002 relating to the offer for resale of up to $701,960,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s Zero-Coupon Convertible Senior Notes Due 2021, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling
Securityholders" table in the Prospectus Supplement dated May 16, 2002:

                                                           Aggregate Principal
                                                          Amount at Maturity of
               Selling Securityholders                    Notes That May be Sold
-------------------------------------------------------   ----------------------

Credit Suisse First Boston Corporation(1)..............          $5,000,000

Onyx Fund Holdings, LDC................................         $30,500,000

Salomon Smith Barney Inc.(1)...........................          $2,055,000

Starvest Managed Portfolio.............................             $35,000

               Total of Above(2).......................         $37,590,000


                  The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the aggregate principal amount at maturity of notes held by Lyxor Master Fund Ref: Argent/LowLev CB is increased from $1,000,000 to $1,500,000 and the aggregate principal amount at maturity of notes held by S.A.C. Capital Associates, LLC is increased from $22,250,000 to $22,750,000





(1) This selling securityholder is a broker-dealer.

(2) Although the additional holdings of the Selling Securityholders listed in this prospectus supplement will cause the aggregate principal amount at maturity of notes whose ownership is listed in the Prospectus dated May 15, 2002 and in related prospectus supplements filed thereafter to exceed $701,960,000 (the aggregate principal amount at maturity of notes outstanding), the aggregate principal amount at maturity of notes outstanding has not been and will not be increased. We believe that the excess described above was caused by the fact that certain Selling Securityholders may have transferred the unregistered notes without notifying us.